EXHIBIT 5

VIA FACSMILE	LAW OFFICES OF WARREN J. SOLOSKI A PROFESSIONAL CORPORATION 11300 WEST OLYMPIC BLVD., SUITE 800 LOS ANGELES, CALIFORNIA 90064 (310) 477-9742	TELECOPIER (310) 473-1470

May 12, 2004

Supreme Property, Inc.
431 E. 75th St.
Chicago, IL  60619

Ladies and Gentlemen:

We have acted as special counsel for Supreme Property, Inc., and Illinois corporation, and Coronation Acquisition Corp., a Nevada corporation, (the "Company") in connection with the filing of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the registration of 6,898,652 shares of common stock of the Company (the "Shares") which will be issued in connection with the merger of the Company, pursuant to the certain Agreement and Plan of Exchange and Reorganization, dated March 31, 2003 (the "Merger Agreement").  This opinion is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K.

In the course of such representation, we have examined such corporate records, certificates of public officials and other documents we deemed relevant and appropriate.  Based on the relevant Nevada statutes and the foregoing records and docuemnts, we are of the opinion that the Shares when issued pursuant to the terms of the Merger Agreement will have been legally issued, fully paid and are nonassessable.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

We are members of the Bar of the State of California, and we do not express any opinion herein concerning any law other than the applicable laws of the State of Nevada as they pertain to corporations and the Federal law of the United States.

We consent to the use of this opinion in connection with the filing of a Registration Statement on Form S-4 for the Company.

Yours truly yours,

/s/ Warran J. Soloski

Warren J. Soloski
WJS:im
cc. Alixe Cormick